Exhibit 11.1

Code of Ethics
for Directors, Corporate Officers and Employees of
Wacoal Corporation

     This document comprises the Code of Ethics (the “Code”) for the directors, corporate officers and employees (the “covered persons”) of Wacoal Corporation (“Wacoal”). This Code is Wacoal’s “code of ethics” as referenced in Item 16B of Form 20-F under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and Wacoal’s “code of conduct” for purposes of Rule 4350(n) of the Corporate Governance Rules of The Nasdaq Stock Market, Inc.

1. Objective.

     This Code is designed to deter wrongdoing and to promote:

     (a) Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     (b) Full, fair, accurate, timely and understandable disclosure in the reports and documents that Wacoal files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by Wacoal;

     (c) Compliance with applicable governmental laws, rules and regulations;

     (d) Prompt internal reporting to appropriate persons of violations of this Code; and

     (e) Accountability for adherence to this Code.

2. Scope of Application.

     This Code applies to all covered persons of Wacoal.

3. Honest and Ethical Conduct.

     Each covered person shall act honestly and ethically in the course of all business activities of Wacoal.

4. Conflicts of Interest.

     (a) A conflict of interest arises when a covered person’s personal interests interfere with the person’s ability to act in the best interests of Wacoal. Covered persons must discharge their responsibilities on the basis of what is in the best interest of Wacoal independent of personal considerations or relationships.

     (b) No covered person may engage in or otherwise enter into any act or transaction that gives rise to an actual or potential conflict of interest without first reporting such matter to the Board of Directors, which can advise the covered person as to whether or not Wacoal believes that a conflict of interest exists. Situations giving rise to actual or potential conflicts of interest shall be resolved as determined by the Board of Directors.

5. Public Disclosures and Communications.

     Wacoal’s chief executive officer, senior directors, financial and accounting officers and general managers shall be responsible for ensuring that all reports and documents that Wacoal files with or submits to the U.S. Securities and Exchange Commission and all other public communications made by Wacoal are fair, complete, accurate and understandable, and that such documents, information and other communications are timely made or disclosed.

6. Compliance with Legal Requirements.

     The covered persons shall comply with all applicable laws, rules and regulations, including those related to the prohibition of insider trading, in each of the countries and regions in which Wacoal operates. Violations of legal requirements may require Wacoal to refer such violations for criminal prosecution or civil action.

7. Compliance with this Code.

     Any covered person who violates the provisions of this Code will be subject to disciplinary action including termination. Disciplinary action against corporate officers and employees of Wacoal will be taken in accordance with Wacoal’s applicable employment rules.

8. Reporting Procedures and Other Inquiries.

     (a) Questions regarding the policies in this Code may be directed to the Corporate Ethics Committee or other responsible divisions or persons appointed by such committee. Managers and supervisors are also resources who can provide timely advice and guidance to employees on ethics and compliance concerns.

     (b) Any covered person having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is encouraged to promptly report the matter to his or her immediate supervisor or to the Corporate Ethics Committee.

9. Waivers.

     Each waiver of this Code for directors or corporate officers of Wacoal may be made only by the Board of Directors, and must be promptly disclosed to shareholders together with the reasons for the waiver. Such disclosure shall be made in accordance with applicable securities laws and other legal requirements. Waivers of this Code for other covered persons may be made by or at the direction of the Board of Directors.

10. Amendment.

     (a) Amendments of this Code may only be effected by action of the Board of Directors.

     (b) The Corporate Ethics Committee shall be responsible for regularly evaluating the appropriateness of this Code, and for making recommendations relating to any necessary amendments of this Code to the Board of Directors.

     (c) This Code is intended to clarify existing obligations of covered persons for proper conduct. Subject to applicable legal requirements, this Code and the supporting policies and procedures may be amended from time to time in the discretion of the Board of Directors. Covered persons are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to Wacoal’s business. The most current version of this Code can be found on Wacoal’s website, www.wacoal.co.jp.

     11. Effective Date.

     This Code shall be effective as of May 1st, 2004.

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